EXHIBIT 10.36

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS AGREEMENT, effective as of September 25, 2007 (the “Effective Date”) between Sigma-Aldrich, Co., an Illinois corporation with a principal place of business at 3050 Spruce Street, St. Louis, MO 63103 (“Sigma”) and Allozyne, Inc., a Delaware corporation with a principal place of business at 1616 Eastlake Ave. E., Seattle, WA 98102 (“Allozyne”; Sigma and Allozyne are sometimes hereinafter each a “Party” and collectively the “Parties”).

WHEREAS, Sigma owns or controls the Licensed Patent Rights (as defined below); and

WHEREAS, Allozyne desires to obtain a license under the Licensed Patent Rights, subject to the rights and obligations set forth herein, including without limitation, Allozyne’s obligation to make certain payments to Sigma as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the rights and obligations set forth herein, the Parties, intending to be legally bound, hereby agree as follows.

Section 1. Definitions.

“Affiliate” of an Party means any other entity which (directly or indirectly) is controlled by, controls or is under common control with such Party. For the purposes of this definition, the term “control” means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local law or regulation restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

“Combination Product” means a Licensed Product that includes at least one additional active ingredient other than an ingredient whose manufacture, use, sale or importation infringes a Valid Claim. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7).

“Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals, carrying out Phase 4 Trials for, marketing, promoting, distributing, importing, exporting, offering for sale or selling a Licensed Product.

“Confidential Information” means all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by a Party or its Affiliates, or has otherwise become known to a Party or its Affiliates, or to which rights have been assigned to a Party or its Affiliates, as well as any other information and materials that are deemed confidential or proprietary to or by a Party or its Affiliates (including all information and materials of a Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party or its Affiliates in oral, written, graphic, or electronic form, whether before the Effective Date pursuant to the CDA, or otherwise or after the Effective Date.

“CDA” means that certain Confidential Disclosure Agreement by and between the Parties and attached hereto as Exhibit A.

“Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a regulatory authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies and specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals). When used as a verb, “Develop” means to engage in Development.

“Diagnostic Licensed Product” means a Licensed Product that is intended to diagnose or detect a disease or condition in humans or animals.

“Licensed Patent Rights” shall mean: (i) US Patent [*], issued [*], [*]; (ii) divisionals, continuations, reissues, reexaminations, and extensions of the referenced in clause (i); (iii) all claims of continuations-in-part that are entitled to the benefit of the priority date of any patent or patent application referenced in clauses (i) or (ii); and (iv) foreign patents and patent applications that contain equivalent claims to any patent or patent application referenced in clauses (i) through (iii).

“Licensed Product” means any product the manufacture, use, importation, sale or offer for sale of which, absent the license granted herein, would infringe a Valid Claim within the Licensed Patent Rights, as determined on a country-by-country and product-by-product basis, including Diagnostic Licensed Products, Therapeutic Licensed Products and Other Licensed Products.

“Net Sales” means, with respect to any Licensed Product, the amount billed by Allozyne and its Affiliates (but not Distributors, as defined below) for sales of such Licensed Product to a Third Party (including Distributors) less:

(a) discounts (including trade, cash discounts and quantity discounts and patient discount programs), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”), not exceeding the billing or invoice amount;

*Confidential Treatment Requested.

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product being returned in connection with recalls or withdrawals, not exceeding the billing or invoice amount;

(c) freight out, postage, shipping and insurance charges for delivery of such Licensed Product; and

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party.

Net Sales shall not include any payments among Allozyne, its Affiliates and Sublicensees. Net Sales shall be determined in accordance with generally accepted accounting principles, consistently applied. In the case of any Combination Product sold, Net Sales shall mean the amount billed by Allozyne or its Affiliates on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

If all components of the Combination Product were sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Licensed Product components during such period when sold separately from the other the other active ingredient or ingredients, and B is the aggregate gross sales price of the other the other active ingredient or ingredients during such period when sold separately from the Licensed Product components; or

If all components of the Combination Product were not sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Licensed Product components during the prior year and D is the aggregate fully absorbed cost of the other active ingredient or ingredients during the prior year, with such costs being determined in accordance with generally accepted accounting principles.

To the extent that a proration factor cannot be determined as set forth above, Net Sales for the purpose of determining royalties of the Combination Product shall then be determined by the Parties in good faith and in a manner consistent with the intent of this Agreement.

For purposes of this Agreement, “Distributor” means any Third Party (i) to which Allozyne or any of its Affiliates or Sublicensees has granted a right to sell or distribute a Licensed Product, and (ii) that does not make payments to Allozyne or its Affiliates or Sublicensees that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sales of Licensed Products. For purposes of calculating Net Sales, no Distributor shall be deemed to be a Sublicensee of Allozyne or its Affiliates. Net Sales for the quantities of Licensed Product sold by Distributors shall be calculated based on the amount invoiced by Allozyne and its Affiliates to the Distributors rather than by the Distributors to their customers.

“Other Licensed Product” means any Licensed Product which is not a Therapeutic Licensed Product and is not a Diagnostic Licensed Product.

“Research Field” means the use of an Other Licensed Product to perform research intended to advance understanding in a particular field of knowledge but shall not include the use of Licensed Product to prevent, diagnose, detect or treat diseases or conditions in humans or animals.

“Sublicensee” means any person or entity to whom Allozyne grants a sublicense of the rights licensed to Allozyne under Section 2.1 below. For avoidance of doubt, neither Distributors nor Third Parties engaged as subcontractors to perform research, development, manufacturing or similar fee-for-service services shall be Sublicensees for purposes of this Agreement.

“Sublicense Income” means all amounts and other consideration received by Allozyne in connection with the grant of a sublicense to a Sublicensee, excluding loans given at prevailing market conditions, sponsored research funding specifically committed to cover costs actually incurred by Allozyne in the research and development of Licensed Products under a sublicense agreement and equity investments in Allozyne to the extent made at fair market value (if the investment exceeds the fair market value, only the excess amount will be “Sublicense Income”); provided that in the event that Allozyne receives non-monetary consideration in connection with any such Sublicense or in the case of transactions not at arm’s length, Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. For purposes of this definition, the term “fair market value” with respect to Allozyne equity means (i) if Allozyne stock is publicly traded on a national securities exchange (including the NASDAQ National Market), the closing price of such stock on the date of sale; or (ii) if Allozyne’s stock is only publicly traded in an over the counter market, the average of the closing bid and asking prices for such stock on the date of sale, or (iii) if Allozyne stock is not publicly traded, the value of Allozyne equity as determined in good faith by the Board of Directors of Allozyne taking into consideration the value most recently paid by a Third Party for shares of such equity and any material events that have occurred subsequent to such purchase. For the purpose of the foregoing definition, the term “ Allozyne stock” and “Allozyne equity” shall include the stock or equity of any permitted assignee of Allozyne ‘s rights and obligations hereunder pursuant to this Agreement.

“Therapeutic Licensed Product” means a Licensed Product that is intended to prevent or treat a disease or condition in humans or animals.

“Third Party” means any person or entity other than Allozyne or Sigma or any of their Affiliates.

“Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate within the Licensed Patent Rights, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application within the Licensed Patent Rights that has not been cancelled, withdrawn or abandoned.

Section 2. License Grants.

2.1 Exclusive License. Sigma, for itself and on behalf of all of its Affiliates, hereby grants to Allozyne and its Affiliates: (i) a co-exclusive, worldwide, royalty-bearing license under the Licensed Patent Rights, to research, develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products for use in the Research Field; and (ii) an exclusive worldwide, royalty-bearing license under the Licensed Patent Rights, with the right to sublicense, to research, develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products for all uses outside of the Research Field. For the purposes of this Section 2.1, the term “co-exclusive” means that Sigma reserves to itself and its Affiliates the right to research, develop, make, have made, use, sell, offer for sale, have sold and import products for use in the Research Field, but neither Sigma nor any of its Affiliates will grant any other licenses under the Licensed Patent Rights, to research, develop, make, have made, use, sell, offer for sale, have sold and import products for use in the Research Field during the term of this Agreement. The foregoing licenses are further limited such that Allozyne, its Affiliates and their Sublicensees shall be permitted to modify proteins and peptides, and to use modified proteins and peptides, in connection with the practice of their rights under this Section 2.1, but none of them shall be permitted by the license granted in this Section 2.1 to modify nucleic acids, or to use modified nucleic acids, to the extent such activities are covered by Valid Claims within the Licensed Patent Rights.

2.2 Reserved Rights. Sigma hereby reserves the right, for itself and its Affiliates, to otherwise practice the Licensed Patent Rights and to research, develop, manufacture, use, sell, offer for sale and import products which would not be Therapeutic Licensed Products or Diagnostic Licensed Products if sold by Allozyne in any jurisdiction during the term of this Agreement.

2.3 Sublicense Survivals. Upon termination of this Agreement for any reason, each of Allozyne’s sublicenses hereunder shall survive and shall be automatically assigned from Allozyne to Sigma, so long as the applicable Sublicensee is then in compliance with its sublicense agreement; provided, however, that Sigma’s obligations to any such Sublicensee shall be no greater than Sigma’s obligations to Allozyne hereunder.

2.4 Restrictions. Neither Party shall grant or provide to any Third Party any rights, Confidential Information or materials inconsistent with the terms of this Agreement.

2.5 Non-Assertion. Provided Allozyne is not in material breach of this Agreement which has not been cured according to the terms hereof, Sigma, on behalf of its Affiliates and their successors and assigns, hereby agrees and covenants that, with respect to any patent or other intellectual property right that on the date of this Agreement and at any time thereafter during the term Sigma or any of its Affiliates owns or controls, none of them shall assert against Allozyne, its Affiliates, any distributor, purchaser, seller or user of any Licensed Product, or any of their respective successors or assigns, any claim relating to such intellectual property rights, including without limitation and claim for infringement or misappropriation, based on the research, development, manufacture, use, sell, offer for sale, or importation of a Licensed Product that is permitted by the licenses granted by Sigma to Allozyne under this Agreement.

Section 3. Allozyne Payments.

3.1 License Fee. In consideration of the rights and licenses granted herein, Allozyne has, as of the Effective Date, will grant to Sigma warrants to purchase one hundred thousand (100,000) shares of Allozyne’s common stock, subject to the terms set forth in the warrant agreement (the “Warrant Agreement”; a copy of the Warrant Agreement is attached hereto as Exhibit B) entered into by and between the Parties as of the Effective Date.

3.2 Development Milestone Payments. As set forth in the following table, Allozyne shall make Milestone Payments to Sigma upon first achievement of each of the Milestones Events with a Licensed Product on a per Licensed Product basis. Each Milestone Payment shall be payable by Allozyne to Sigma after the achievement of the corresponding Milestone Event with respect to the first Licensed Product.

“Milestone Events”	“Milestone Payment”
1. [*]	[*]
2. [*]	[*]
3. [*]	[*]
4. [*]	[*]

For purposes of this Agreement:

(a) “[*]” means [*].

(b) “[*]” means [*].

(c) “[*]” means [*]. For purposes of this Agreement, “[*]” for a Licensed Product means [*] of such Licensed Product [*].

(d) “[*]” means [*]. For purposes of this Agreement, “[*]” for a Licensed Product means [*] such Licensed Product [*].

3.3 Royalties and Deductions.

(a) Royalties. Allozyne shall pay to Sigma royalties based on Net Sales, on a country-by-country and Licensed Product-by-Licensed Product basis, at the royalty rate specified in the following table for a Licensed Product in a country if the manufacture, sale, use or importation of such Licensed Product but for the licensed granted herein would infringe a Valid Claim in such country when manufactured or sold. The applicable royalty rate shall be determined by reference to the aggregate worldwide Net Sales on which royalties are paid in a given calendar year. For Allozyne’s initial 2 Licensed Products the royalties paid to Sigma are determined based on the following table.

*Confidential Treatment Requested.

Aggregate Net Sales Per Licensed Product in a Calendar Year	Royalty Rate based upon Net Sales
Each Therapeutic Licensed Product	[*]
Each Diagnostic Licensed Product	[*]
Each Other Licensed Product	[*]

For subsequent Licensed Products, royalties paid to Sigma are based on the following table

Aggregate Net Sales Per Licensed Product in a Calendar Year	Royalty Rate based upon Net Sales
Each Therapeutic Licensed Product	[*]
Each Diagnostic Licensed Product	[*]
Each Other Licensed Product	[*]

(b) One Royalty. Only one royalty shall be due from Allozyne to Sigma with respect to the sale of the same unit of each Licensed Product and this maximum of one royalty shall be effective regardless of whether for any Licensed Product, its manufacture, use, sale or importation are or shall be covered by more than one of the claims or rights licensed to Allozyne by Sigma under this Agreement or any other agreement.

(c) Royalty Stacking. Allozyne shall be entitled to deduct, from the royalties otherwise due in respect of Net Sales of Licensed Products under Section 3.3(a), all Related Third Party Payments (as defined below) paid or payable by Allozyne or any of its Affiliates or Sublicensees in respect of such Licensed Products; provided, however, in no event shall a deduction under this Section 3.3(c) reduce any royalty payments to be made by Allozyne pursuant to Section 3.3(a) by more than [*] for any calendar quarter; and provided, further, any reduction hereunder, or portion thereof, that is rendered not usable pursuant to the immediately preceding proviso may be carried forward for use in a future calendar quarter (netting out any reduction in royalties resulting from the inclusion of such portion as a deduction to Net Sales as provided in clause (c) of that definition). For purposes of this Agreement, “Related Third Party Payments” mean any and all payments to a Third Party to license, sublicense, acquire or otherwise access patent or other intellectual property rights or know-how if, in the absence of such license, sublicense, acquisition or access, the making, using, Developing, selling, offering for sale or Commercializing of a Licensed Product would, in the reasonable judgment of Allozyne and as agreed to by Sigma, infringe or misappropriate such rights.

3.4 Payment Terms.

(a) Manner of Payment. All payments to be made by Allozyne hereunder shall be made in U.S. dollars either by (1) wire transfer to such United States bank account as Sigma may designate in its invoice to Allozyne or (2) a check payable to Sigma sent to such address as Sigma designates in its invoice to Allozyne. Allozyne may elect to have one of more of its Affiliates pay some or all of the payments owed Sigma hereunder. Upon Allozyne’s written request, Sigma shall invoice Allozyne for payments due under this Agreement and shall indicate in the invoice its Tax Identification Number and a payment address. Allozyne will pay each invoice within [*] days of its receipt.

*Confidential Treatment Requested.

(b) Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and for as long as royalties are due hereunder, Allozyne shall furnish to Sigma a written report, within sixty (60) days after the end of each calendar quarter, showing the amount of royalty due for such calendar quarter. Such written report shall contain such information to allow Sigma to reasonably determine payments and obligations hereunder, but in no case less than the following information: (i) the quantity of each Licensed Product sold (by country) by Allozyne, its Affiliates and Sublicensees; (ii) the total gross sales and total Net Sales for each Licensed Product (by country) by Allozyne, its Affiliates and Sublicensees in local currency and in U.S. dollars; (iii) the calculation of Net Sales from such gross sales; (iv) the exchange rates used in determining the amount of U.S. dollars payable; (iv) the names of all Sublicensees of Allozyne; (v) a description of all Sublicense Income received during such calendar quarter, (vi) the royalties payable in U.S. dollars which shall have accrued hereunder in respect of such Net Sales; and (vii) withholding or other taxes, if any, required by applicable law or regulation to be deducted in respect of such royalties.

(c) Sales Record Audit. Allozyne shall keep, and shall cause each of its Affiliates and Sublicensees, if any, to keep, full and accurate books of accounting in accordance with generally accepted accounting principles, consistently applied, containing all particulars that may be necessary for the purpose of calculating all royalties payable to Sigma. Such books of accounting (including those of Allozyne’s Affiliates, if any) shall be kept at their principal place of business and, with all necessary supporting data, shall during all reasonable times for the two (2) years next following the end of the year to which each shall pertain, be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Sigma, and as to which Allozyne has no reasonable objection, for the sole purpose of verifying royalty statements for compliance with this Agreement. In no event shall such audits be conducted hereunder more frequently than once every twelve (12) months. Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Sigma such compliance or noncompliance by Allozyne. The results of each inspection, if any, shall be binding on both Parties. Sigma shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than [*] of the amount paid, Allozyne shall pay for such inspection. Any underpayments shall be paid by Allozyne within forty-five (45) days of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

(d) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Sigma hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the U.S. dollar equivalent, calculated using the arithmetic average of the spot rates on the close of business on the last business day of each month of the calendar quarter in which the Net Sales were made. The “closing mid-point rates” found in the “dollar spot forward against the dollar” table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence.

*Confidential Treatment Requested.

(e) Tax Withholding. The withholding tax, duties, and other levies (if any) applied by any government authority on payments made by Allozyne to Sigma hereunder shall be borne by Sigma. Allozyne, its Affiliates and Sublicensees shall cooperate with Sigma to enable Sigma to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to Sigma proper evidence of payments of withholding tax and assist Sigma by obtaining or providing in as far as possible the required documentation for the purpose of Sigma’s tax returns.

(f) Blocked Payments. In the event that, by reason of applicable law or regulation in any country, it becomes impossible or illegal for Allozyne (or any of its Affiliate designees for payment as provided in Section 3.4(a)) to transfer, or have transferred on its behalf, payments owed Sigma hereunder, Allozyne shall promptly notify Sigma of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant country to the credit of Sigma in a recognized banking institution designated by Sigma or, if none is designated by Sigma within a period of third (30) days, in a recognized banking institution selected by Allozyne or its Affiliate, as the case may be, and identified in a notice given to Sigma.

(g) Late Payments. Each Party shall pay interest to the other Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of (a) the prime rate, as published in The Wall Street Journal, Eastern United States Edition, plus [*], on the last business day preceding the date of payment, or (b) the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

Section 4. Patent Prosecution, Infringement and Extensions.

4.1 Licensed Patent Rights. Sigma will be responsible for the preparation, prosecution and maintenance of the Licensed Patent Rights. Sigma shall bear all costs and expenses incurred for the preparation, prosecution and maintenance of the Licensed Patent Rights. Sigma shall provide to Allozyne copies of any material papers relating to the filing, prosecution or maintenance of Licensed Patent Rights and shall take into good faith consideration any comments or requests made by Allozyne with respect to the preparation, prosecution and maintenance of the Licensed Patent Rights; provided that, any final decision relating to the preparation, prosecution and maintenance of the Licensed Patent Rights is in the sole discretion of Sigma.

4.2 Patent Abandonment. In no event shall any Licensed Patent Rights fail to be filed or be abandoned in any country, without Allozyne first being given an opportunity to assume full responsibility for the filing and continued prosecution and maintenance of such Licensed Patent Rights. In the event that Sigma decides not to file or continue the prosecution or maintenance of a patent application or patent within Licensed Patent Rights in any country, Sigma shall provide Allozyne with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof, and Allozyne shall thereupon have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance of such patent rights, on a patent-by-patent and country-by-country basis, at its own expense with counsel of its own choice. Promptly upon receipt from Allozyne of written notice of its election to assume such responsibility, Sigma shall transfer or cause to be transferred to Allozyne copies of the complete prosecution file for such patent(s), including all correspondence and filings with patent

*Confidential Treatment Requested.

authorities with respect to such patent(s), or sufficient information to allow Allozyne to file such new patent application. Allozyne shall be solely responsible for all costs and expenses for the filing, prosecution and maintenance of the same of any Licensed Patent Rights Sigma elects to abandon or not to file, prosecute or maintain. For clarity, Allozyne shall not be obligated to pay any payments in this Agreement with respect to any Licensed Patent Rights abandoned by Sigma hereunder in this Section 4.2.

4.3 Enforcement of Licensed Patent Rights Against Infringers.

(a) Enforcement by Allozyne. In the event that Sigma or Allozyne becomes aware of a suspected infringement of any Licensed Patent Right, or any such Licensed Patent Right is challenged in any action or proceeding (other than any interferences, reissue proceedings or reexaminations, which are addressed above), such Party shall notify the other Party promptly. If such suspected infringement relates to a composition or use that is within the scope of the license granted to Allozyne hereunder, then Allozyne shall have the right, but shall not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action, proceeding or dispute by license. Sigma shall reasonably assist Allozyne (at Allozyne’s expense) in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if reasonably requested by Allozyne or required by applicable law. Sigma shall have the right to participate and be represented in any such suit by its own counsel at its own expense and without reimbursement. For avoidance of doubt, Allozyne’s rights under this Agreement shall not be limited or modified in any way by virtue of Allozyne not exercising its enforcement rights under this Section 4.3(a).

(b) Enforcement by Sigma. If Allozyne elects not to settle, defend or bring any action for infringement described in Section 4.3(a), and so notifies Sigma, then, Sigma may defend or bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following. Allozyne shall reasonably assist Sigma (at Sigma’s expense) in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by Sigma or required by applicable law. Allozyne shall have the right to participate and be represented in any such suit by its own counsel at its own expense and without reimbursement.

(c) Withdrawal. If either Party brings an action or proceeding under this Section 4.3 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 4.3.

(d) Damages. In the event that either Party exercises the rights conferred in this Section 4.3 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of- pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs shall be paid in full first before any of the other Party’s costs. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section

4.3; provided, however, that (1) if Allozyne is the Party that controlled such action or proceeding, Sigma shall receive out of any such remaining recovery received by Allozyne an amount equal to royalties payable hereunder by treating such remaining recovery as Net Sales hereunder and (2) if Sigma is the Party that controlled such action or proceeding, the remaining recovery received by Sigma shall be retained by Sigma.

4.4 Patent Extensions; Orange Book Listings; Patent Certifications.

(a) Patent Term Extension. If elections with respect to obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Licensed Patent Rights or other patent rights covering the Licensed Products are available, the Parties shall cooperate in good faith to determine whether to make any such elections (which may not necessarily result in an extension of any of the Licensed Patent Rights); provided however, that Sigma shall have the final authority to decide whether to make such elections.

(b) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), Allozyne shall have the right to seek and maintain all such data exclusivity periods available for the Licensed Products.

(c) Notification of Patent Certification. Sigma shall notify and provide Allozyne with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Licensed Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Allozyne within a reasonable time after Sigma receives such certification.

(d) Sigma Cooperation. Sigma shall cooperate with Allozyne in the exercise of its authority granted herein under this Section 4.4, and shall execute such documents and take such additional action as Allozyne may reasonably request in connection therewith.

Section 5. Confidential Information and Publicity.

5.1 Confidentiality.

(a) Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, that a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party under the CDA prior to the Effective Date) shall (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those authorized or permitted by this Agreement.

(b) Exceptions. The obligations in Section 5.1(a) shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii) (was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(v) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

Specific aspects or details of Confidential Information shall not be deemed to be generally known or in the possession of a Party merely because the Confidential Information is embraced by more general information generally known or in the possession of such Party. Further, any combination of Confidential Information shall not be considered to be generally known or in the possession of a Party merely because individual elements of such Confidential Information are generally known or in the possession of such Party unless the combination and its principles are generally known or in the possession of such Party.

(c) Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) by either Party in order to comply with applicable non-patent law or regulation (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(ii) by either Party, prosecuting or defending litigation;

(iii) by either Party, in connection with making regulatory filings, filing, prosecuting and enforcing patent applications and patents (including Licensed Patent Rights), and to Affiliates, potential and future collaborators (including Sublicensees of Allozyne), permitted acquirers or assignees under Section 8.1, research collaborators, subcontractors, investment bankers, investors, lenders, and their and each of either Party and its Affiliates’ respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by commercially reasonable obligations of confidentiality; and

Where reasonably possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant to Section 5.1(c)(i) or 5.1(c)(ii) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality, and/or proprietary nature, of the information.

5.2 Terms of this Agreement; Publicity. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 5.1(c).

5.3 Relationship to the CDA. This Agreement supersedes the CDA, provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

5.4 Scientific Publications. Subject to its obligations under Section 5.1, Allozyne may publish or present data and/or results relating to a Licensed Product in scientific journals and/or at scientific conferences.

5.5 Patent Marking. Allozyne shall permanently and legibly mark all Licensed Products, packaging and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

Section 6. Warranties; Limitations Of Liability; Indemnification.

6.1 Representations and Warranties.

(a) Sigma hereby represents and warrants that (i) it has the right, power and authority to enter into this Agreement, perform its obligations under this Agreement and grant the license rights set forth herein, (ii) execution of this Agreement and the performance by Sigma of its obligations hereunder have been duly authorized, (iii) this Agreement is legally binding and enforceable on Sigma in accordance with its terms (subject to insolvency, bankruptcy and equitable considerations) and (iv) the performance of this Agreement by Sigma does not create a breach or default under any other agreement to which Sigma is a party. Sigma hereby further represents and warrants that (1) there is no pending litigation which alleges, or any written communication alleging, that any of Sigma’s activities concerning Licensed Patent Rights have infringed or misappropriated any of the patent or other intellectual property rights or know-how of any Third Party, and Sigma has notified Allozyne of all Third Party patent rights of which Sigma is aware that are related to the foregoing activities, (2) all fees required to be paid by Sigma in order to maintain Licensed Patent Rights have been paid as of the Effective Date hereto, and none of such Licensed Patent Rights have been abandoned or cancelled for failure to prosecute or maintain them, (3) it has not nor has any of its Affiliates previously assigned, transferred, licensed, conveyed or otherwise encumbered any of its, or its Affiliates’, right, title and interest in Licensed Patent Rights, and (4) Sigma owns all right, title and interest in and to Licensed Patent Rights. For as long as the license grant to Allozyne set forth in Section 2.1 is in effect, in the event that Sigma learns that any of the representations and warranties set forth in the preceding sentence are not true, Sigma shall immediately provide written notice to Allozyne containing a statement (a) specifying which representation and warranty is not true and (b) detailing the facts and circumstances relevant to such representation and warranty.

(b) Allozyne hereby represents and warrants that (i) it has the right, power and authority to enter into this Agreement and perform its obligations under this Agreement (ii) execution of this Agreement and the performance by Allozyne of its obligations hereunder have been duly authorized, (iii) this Agreement is legally binding and enforceable on Allozyne in accordance with its terms (subject to insolvency, bankruptcy and equitable considerations) and (iv) the performance of this Agreement by Allozyne does not create a breach or default under any other agreement to which Allozyne is a party.

6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SIGMA NOR ALLOZYNE MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY MATERIAL OR PROCESS COVERED IN THE CLAIMS OF SIGMA PATENT RIGHTS.

6.3 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THIS SECTION 6.3 SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 6.4(a) AND 6.4(b), ANY BREACH OF ANY REPRESENTATION OR WARRANTY BY SIGMA CONTAINED IN SECTION 6.1(a) CONCERNING LICENSED PATENT RIGHTS, OR ANY BREACH BY A PARTY OF SECTION 5.1.

6.4 Indemnification.

(a) Allozyne Indemnity. Allozyne hereby agrees to indemnify and hold Sigma and its Affiliates, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Sigma Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including but not limited to death, personal injury, illness, product liability or property damage or the failure to comply with applicable law or regulation (but not infringement or misappropriation of patents or other intellectual property rights or know-how) (collectively, “Losses”), arising from any Third Party claim due to (i) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Product by or for Allozyne or any of its Affiliates, Sublicensees, agents and consultants or (ii) Allozyne’s (or its Affiliates’ and Sublicensees’) use or practice of

Licensed Patent Rights or (iii) arising from any material breach of any obligation, representation or warranty of Allozyne hereunder, except, in each case, to the extent that such Losses arise from (a) infringement or misappropriation of patent or other intellectual property rights or know-how by any Sigma Indemnitees, (b) the gross negligence, recklessness or willful misconduct of any Sigma Indemnitees, or (c) any material breach of any obligation, representation or warranty of Sigma hereunder.

(b) Sigma Indemnity. Sigma hereby agrees to indemnify and hold Allozyne, its Affiliates and Sublicensees, and their respective employees, directors, agents and consultants, and their respective successors, heirs and assigns and representatives (“Allozyne Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i)Sigma’s (or its Affiliates’) use and practice otherwise of Licensed Patent Rights and Allozyne Confidential Information or (ii) arising from any material breach of any obligation, representation or warranty of Sigma hereunder, except, in each case, to the extent that such Losses arise from (a) infringement or misappropriation of patent or other intellectual property rights or know-how by any Allozyne Indemnitees, (b) the gross negligence, recklessness or willful misconduct of any Allozyne Indemnitees, or (c) any material breach of any obligation, representation or warranty of Allozyne hereunder.

(c) Indemnification Procedure. A claim to which indemnification applies under Section 6.4(a) or Section 6.4(b) shall be referred to herein as an “Indemnification Claim”. If any person or entity (collectively, the “Indemnitee”) intends to claim indemnification under this Section 6.4, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including when Allozyne is the Indemnitee, the scope or enforceability of the Sigma Patents Rights or Sigma Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Section 5.1.

6.5 Insurance. Each Party agrees to maintain during the term of this Agreement such insurance coverage as is commercially reasonable, taking into to consideration the activities and other circumstances of such Party. Allozyne will provide Sigma with written evidence of such insurance upon Sigma’s request. Allozyne will provide Sigma with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

Section 7. Term, Termination and Survival.

7.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the terms of this Agreement or by mutual written consent of the Parties, until the later of the time at which (i) there are no Valid Claims and all patent applications contained within the Licensed Patent Rights have been abandoned, lapsed or expired, or (ii) there are no more royalties payable to Sigma under Section 3.4(a). On a country-by-country and Licensed Product-by-Licensed Product basis, upon the expiration of all Valid Claims in such country covering such Licensed Product, the license grant contained in Section 2.1 shall become perpetual, irrevocable and fully paid up with respect to such Licensed Product in such country.

7.2 Termination for Material Breach.

(a) Material Breach. Subject to Section 7.2(b), either Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event of any material breach by such other Party of any terms and conditions of this Agreement, provided that such breach has not been cured within ninety (90) days after written notice thereof is given by the non-breaching Party to the breaching Party specifying the nature of the alleged breach. Termination of this Agreement by Sigma under this Section 7.2 shall be on a country-by-country and Licensed Product-by-Licensed Product basis if the breach giving rise to termination is reasonably specific to one or more countries or one or more products (e.g., a royalty dispute for one product in one country).

(b) Other Remedies. Upon any breach of any obligation owed under this Agreement, the non-breaching Party may, in lieu of the termination right provided for in Section 7.2(a), seek money damages or equitable relief through Section 8.5.

(c) Disputed Breach. If the breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the non-breaching Party pursuant to Section 7.2(a), and the breaching Party provides notice to the non-breaching Party of such dispute within such 90-day period, the non-breaching Party shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by the breaching Party has been determined in accordance with Section 8.5 and the breaching Party fails to cure such breach within ninety (90) days following such determination. It is understood and agreed that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

7.3 Termination for Convenience by Allozyne. On a country-by-country and Licensed Product-by-Licensed Product basis, or with respect to this Agreement as a whole, Allozyne may terminate this Agreement for any reason effective upon three (3) months prior written notice to Sigma.

7.4 Effect of Termination for Allozyne Material Breach. Upon termination of this Agreement in full by Sigma pursuant to Section 7.2, or with respect to each applicable country as to which termination occurs pursuant to Section 7.2 (the rights and obligations of the Parties as to the remaining countries in which termination under Section 7.2 has not occurred, being unaffected by such termination), all rights and licenses granted to Allozyne in Section 2 shall terminate with respect to each terminated country or to all countries if this Agreement is terminate in full, with all rights of Allozyne under Licensed Patent Rights for each such terminated country reverting to Sigma, and Section 2.3 shall apply to all Sublicensees of Allozyne in each such terminated country

7.5 Effect of Termination for Sigma Material Breach. Upon termination of this Agreement by Allozyne pursuant to Section 7.2, all of Allozyne’s rights hereunder shall survive and continue in full force and effect and the license granted in Section 2.1 shall automatically convert to a fully-paid, royalty-free, perpetual license.

7.6 Right to Sell-Off Inventory. Upon termination of this Agreement for any reason, should Allozyne or any of its Affiliates or Sublicensees have prior to the termination date, any inventory of any Licensed Product (including without limitation raw material and works-in-progress), each of them shall have six (6) months thereafter in which to dispose of such inventory (including without limitation raw material and works-in-progress; subject to the payment to Sigma of any royalties due hereunder thereon).

7.7 Survival. In addition to the termination consequences set forth in Section 7.4 and 7.5, the following provisions shall survive expiration or termination of this Agreement for any reason, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Sections 2.3, 2.4, and 3.4, and Section 1, Section 5, Section 6, Section 7 and Section 8. Expiration or termination of this Agreement for any reason shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 8.5, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

7.8 Bankruptcy. The Parties agree that in the event Sigma becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Allozyne as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

Section 8. General Provisions.

8.1 Assignment. Except for the grant of Sublicenses by Allozyne, neither Party may assign this Agreement, delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that each Party may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, provided that such Party provides written notice to the other Party of such assignment and the assignee or transferee thereof agrees in writing to be bound as such Party hereunder. Any assignment or transfer in violation of this Section 8.1 shall be void. This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

8.2 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

8.3 Amendment; Waiver. This Agreement may not be modified, amended, rescinded or waived, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other shall be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

8.4 Notices. Except as otherwise provided herein, all notices under this Agreement shall be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to Allozyne, to:	Allozyne, Inc.
1616 Eastlake Ave. E.
Seattle, WA 98102
Attention: President
Facsimile: (206) 957-7399

If to Sigma, to:	Sigma-Aldrich Corp.
3050 Spruce Street
St. Louis, MO 63103
[*]

or to such address as each Party may hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date it is received by all required recipients for the noticed Party.

8.5 Dispute Resolution. Disputes arising under or in connection with this Agreement shall be resolved pursuant to this Section 8.5; provided that in the event a dispute cannot be resolved without an adjudication of the rights and/or obligations of a Third Party (other than a

*Confidential Treatment Requested.

Sigma Indemnitee or Allozyne Indemnitee identified in Sections 6.4(a) or 6.4(b), as applicable), the dispute procedures set forth in this Section 8.5 shall be inapplicable as to such dispute.

(a) In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within forty-five (45) days, any Party may, by written notice to the other, have such dispute referred to each of the Parties’ respective Chief Executive Officer or its designee (who shall be a senior executive), who shall attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(b) In the event the Parties’ Chief Executive Officers (or designees) are not able to resolve such dispute, either Party may at any time after the thirty (30) day period submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration shall be heard and determined by three (3) arbitrators. Allozyne and Sigma shall each appoint one arbitrator and the third arbitrator shall be selected by the two Party- appointed arbitrators, or, failing agreement within sixty (60) days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration shall take place in New York, NY. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Sections 6.2 or 6.3.

(c) Costs of arbitration are to be divided by the Parties in the following manner: Allozyne shall pay for the arbitrator it chooses, Sigma shall pay for the arbitrator it chooses, and the costs of the third arbitrator shall be divided equally between the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

8.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States of America, without reference to any rules of conflict of laws.

8.7 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

8.8 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Sigma and Allozyne as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Allozyne Indemnitees other than Allozyne and Sigma Indemnitees other than Sigma).

8.9 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other party; provided that the Party affected shall promptly notify the other of the force majeure condition and shall exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

8.10 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, including the CDA, whether oral or written, between the Parties with respect thereto.

8.11 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

8.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

8.13 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”). “Herein,” “hereby,” “hereunder,” “hereof’ and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural. Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders. The recitals set forth at the start of this Agreement, along with the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals and Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement encompass such recitals and Exhibits and the terms and conditions incorporated in such recitals and Exhibits. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of and to this Agreement.

8.14 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

ALLOZYNE, INC.

By:	/s/ CARL WEISSMAN
(Signature)
Name	CARL WEISSMAN
Title:	PRESIDENT
Date:	9/25/07

SIGMA-ALDRICH, CO.

By:	/s/ [*]
(Signature)
Name:	[*]
Title:	[*]
Date:	9/20/07

EXHIBIT A

CDA

SIGMA ALDRICH INC.

CONFIDENTIAL DISCLOSURE AGREEMENT

In order to protect certain information, including information about products (“Information”) which may be disclosed or exchanged between them, Biotechnology Division of Sigma-Aldrich, Inc. (“Sigma”) and the Participant identified below (“Participant”), intending to be legally bound, agree that:

1)	The disclosers (each a “Discloser”) of Information are: Allozyne, Inc. Each of Participant and Sigma

2)	The parties’ representatives for disclosing or receiving information are (if known): For Sigma: [*], and others as deemed necessary For Participant: Ken Grabstein, David Schubert, Carl Weissman and others as deemed necessary

3)	Information disclosed under this Agreement is described as: Information surrounding the use of US patent # [*].

4)	The existence of and the relationship created under this Agreement are confidential and shall be treated as Information pursuant to the terms of this Agreement.

5)	This Agreement controls only Information that is disclosed by Discloser to the other party hereto (each a “Recipient”) from the Effective Date (as defined below) to one (1) year after the Effective Date.

6)	Recipient shall only use the Information to evaluate a possible collaboration with Discloser and shall not disclose or otherwise use Information, or allow it to be used, for any other purpose or for its own benefit or the benefit of others, and shall protect Information by using the same degree of care, but no less than a reasonable degree of care, as Recipient uses to protect its own confidential information. The Information, as appropriate, may be disclosed to Recipient’s subsidiaries and affiliates, and to any advisory boards or other consultants, which are bound by the terms of this Agreement or other confidentiality agreements that cover Information.

7)	Recipient’s duties under the terms of this Agreement shall apply only to Information that is: (a) disclosed by the Discloser in writing and marked to indicate it is confidential at the time of disclosure; or (b) disclosed by the Discloser in any other manner and indicated to be confidential at the time of disclosure and thereafter is summarized in a written memorandum, marked to indicate it is confidential and delivered to Recipient’s representative named in paragraph 2 within thirty days of disclosure; or (c) disclosed in the form of tangible products or materials transmitted to the Recipient with an accompanying written memorandum.

8)	This Agreement imposes no obligation upon Recipient with respect to Information that: (a) was in Recipient’s possession before receipt from the Discloser, as evidenced by Recipient’s written records; or (b) is or becomes available to the public through no fault of Recipient; or (c) is received in good faith by Recipient from a third party and is not subject to an obligation of confidentiality owed to the third party; or (d) is independently developed by Recipient without reference to or use of Information received hereunder, as evidenced by Recipient’s written records.

*Confidential Treatment Requested.

9)	In the event that Recipient is required by judicial or administrative process to disclose Information, before disclosing any such Information to any third party, Recipient shall promptly notify Discloser and allow Discloser a reasonable time to oppose such process.

10)	A Recipient of materials constituting Information shall not analyze or permit a third party to analyze any such materials except with written permission of Discloser.

11)	Recipient agrees to return all Information (including materials) received from discloser at the request of Discloser except that Recipient may retain in its confidential legal files one copy of written Information for record purposes only.

12)	Each Discloser warrants that it has the right to make disclosures under this Agreement.

13)	Neither party shall acquire any license to any intellectual property rights of the other party pursuant to this Agreement, nor do the parties intend that any agency or partnership relationship be created by this Agreement. Neither party has an obligation pursuant to this Agreement to purchase any service or item from the other party.

14)	The parties acknowledge, understand and agree that a breach of this Agreement will cause irreparable injury to each party, and that no adequate or complete remedy at law is available to the parties for such breach. Accordingly, the parties agree that they shall be entitled to enforcement of this Agreement by injunction.

15)	The provisions of this Agreement shall be construed and enforced in accordance with the law of the State of Missouri.

16)	Any notice or communication required or permitted to be given by either party hereunder, including confidential disclosures, shall be deemed sufficient if mailed by certified mail, return receipt requested; or by Express mail, return receipt requested; or by express courier; or by facsimile or electronic mail; and addressed to the party to be notified as indicated below.

17)	All additions or modifications to this Agreement, including any attachment referred to in Paragraph 20, must be made in writing and executed by both parties.

18)	This Agreement is to be executed in duplicate originals. Please return one fully executed copy to: Sigma-Aldrich Co., Attn: [*], 3050 Spruce Street, St. Louis, Missouri 63103. In addition, this Agreement may be executed in counterparts (including facsimile signatures and signatures transmitted via electronic mail), each of which shall be deemed to be an original and both of which shall constitute one and the same Agreement.

*Confidential Treatment Requested.

19)	Attachment ☒ No ☐ Yes

If Yes, number of pages

Participant: Allozyne, Inc.		Sigma: Biotechnology Division of Sigma-Aldrich, Inc. 3050 Spruce Street St. Louis, Missouri 63103

/s/ KENNETH GRABSTEIN		/s/ [*]
Name	Kenneth Grabstein	[*]
Title	Chief Scientific Officer	[*]

Effective Date:

*Confidential Treatment Requested

EXHIBIT B

Warrant Agreement

ALLOZYNE, INC.

WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (the “Agreement”) is made effective as of September 25, 2007 by and between Allozyne, Inc., a Delaware corporation (the “Company”), and Sigma-Aldrich, Co., an Illinois corporation (the “Purchaser”). The Company and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Purchaser are entering into a License Agreement (the “License Agreement”) whereby the Company will obtain from the Purchaser, and the Purchaser will grant to the Company, the exclusive and co- exclusive licenses described therein; and

WHEREAS, in lieu of the payment of up-front cash consideration under the License Agreement, the Company shall issue to Purchaser a warrant substantially in the form attached hereto as Exhibit A (the “Warrant”) to purchase one hundred thousand (100,000) duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), with an exercise price per share of $0.10 (such exercise price being the fair market value of the Company’s Common Stock on the date hereof as determined by the Company’s Board of Directors in good faith), all as more fully described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1. Sale and Delivery of Warrant.

1.1 The Company hereby issues and sells to the Purchaser the Warrant in consideration of the Purchaser executing and delivering the License Agreement and the Purchaser hereby purchases the Warrant from the Company. Concurrently with the execution of this Agreement and the issuance and sale of the Warrant, the Company shall deliver to the Purchaser an executed Warrant.

1.2 If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (collectively, a “Reorganization”), then, following such Reorganization, the Purchaser shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Purchaser would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Purchaser, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

Warrant Purchase Agreement – Page 2

1.3 The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Purchaser against impairment.

1.4 Before taking any action that would cause an adjustment in the shares of Common Stock issuable upon exercise of the Warrant, the Company will (i) notify in writing the Purchaser; and (ii) take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Warrant Shares as stipulated herein.

1.5 Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor.

2. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) the Company has the corporate power and authority to execute, deliver and perform this Agreement, to issue, sell and deliver the Warrant, and to issue and deliver the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”);

(b) the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, the issuance, sale and delivery of the Warrant and the issuance and delivery of the Warrant Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Company’s certificate of incorporation, or the bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company;

(c) the Warrant Shares have been duly reserved for issuance upon exercise of the Warrant and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof solely by virtue of the acquisition thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company; and

(d) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy,

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reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). The Warrant, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

(a) the Purchaser has the corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms, and the Purchaser was not organized for the specific purpose of acquiring the Warrant or the Warrant Shares;

(b) this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto);

(c) the Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof;

(d) the Purchaser understands and has fully considered for purposes of this investment the risks of this investment and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment; (ii) the Company is an early-stage enterprise with no operating history, and no revenues or net income from operations to date; (iii) the purchase of the Warrant is a speculative investment which involves a high degree of risk of loss of the entire investment; and (iv) there are substantial restrictions on the transferability of, and there will be no public market for, the Warrant and the Warrant Shares, and accordingly, it may not be possible for such Purchaser to liquidate such Purchaser’s investment in case of emergency;

(e) the Purchaser is able (i) to bear the economic risk of this investment; (ii) to hold the Warrant being purchased by the Purchaser hereunder and the Warrant Shares for an indefinite period of time; and (iii) presently to afford a complete loss of such Purchaser’s investment. The Purchaser further represents that the Purchaser has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect the Purchaser’s ability to provide for the Purchaser’s current needs and possible financial contingencies;

(f) in making the Purchaser’s decision to purchase the Warrant being purchased hereunder, the Purchaser has relied solely upon the Purchaser’s independent investigations, including the Company’s representations and warrants, and that the Purchaser has

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been given the opportunity to ask questions of, and to receive answers from, management or other persons or entities acting on behalf of the Company concerning the Company and the terms and conditions of this offering, and to obtain any additional information, to the extent such persons or entities possess such information;

(g) the Purchaser is acquiring the Warrant and the Warrant Shares for such Purchaser’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), nor does the Purchaser have any present intention of distributing or selling the same in violation of the Securities Act and has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof;

(h) the Purchaser understands that the Warrant and the Warrant Shares (i) have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 504, 505 or 506 promulgated under the Securities Act, (ii) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) will bear a legend to such effect, and the Company will make a notation on its transfer books to such effect;

(i) the Purchaser is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act; and

(j) the Purchaser has received this Agreement and first learned of the Warrant in the state in which the Purchaser resides as reflected on the signature page hereto, and it intends that the “blue sky” or state securities laws of that jurisdiction govern this transaction.

4. Legends.

4.1 The Purchaser understands that the Warrant and the Warrant Shares, and any securities issued in respect of or exchange therefor, may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

(b) Any legend set forth in or required by any agreement, document or instrument to which the Purchaser is a party or by which it is bound.

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(c) Any legend required by the securities laws of any state to the extent such Laws are applicable to the securities represented by the certificate so legended.

4.2 The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the Purchaser, at such time as it becomes eligible for resale pursuant to Rule 144 of the Securities Act of 1933, as amended, any agreement, document or instrument to which the Purchaser is a party or by which it is bound, or any state securities laws.

5. Miscellaneous.

5.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any Party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.2 Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company and the Purchaser agree in writing.

5.3 Addresses for Notices, Etc.

(a) All notices, requests, demands and other communications provided for hereunder shall be in writing (including by facsimile of other electronic communication) and mailed, faxed, emailed or delivered:

(i) if to a Purchaser: at Business Development, 3050 Spruce Street, St. Louis, MO 63103 or at such other address as to which such Purchaser may inform the other parties in writing in compliance with the terms of this Section 5.3; with copy to Law Department, 3050 Spruce Street, St. Louis, MO 63103, [*].

(ii) if to the Company: at 1616 Eastlake Avenue E., Seattle, Washington, 98102, fax number 206-957-7399, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section 5.3; with a copy to James R. Kasinger, Esq., Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, fax number (617) 523-1231

(b) All such notices, requests, demands and other communications shall, when mailed (registered mail, return receipt requested, postage prepaid) or, emailed or faxed, be effective when deposited in the mails or emailed or faxed, respectively, addressed as aforesaid, unless otherwise provided herein.

(c) The Company will maintain a register containing the name and address of the Purchaser of this Warrant. The Purchaser may change the Purchaser’s address as shown above on the warrant register by written notice to the Company requesting such change.

*Confidential Treatment Requested.

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5.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective heirs, successors and assigns.

5.5 Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other instrument or document delivered in connection herewith, shall survive the execution and delivery hereof or thereof for one year from the date of this Agreement.

5.6 Prior Agreements. This Agreement and the License Agreement constitute the entire agreement between the parties and supersedes any other prior understandings or agreements concerning the subject matter hereof and thereof.

5.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.8 Governing Law. This Agreement is to be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

5.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart. For the purposes of executing this Agreement, (a) a document signed and transmitted by facsimile machine, telecopier or electronic mail (in PDF form) shall be treated as an original document; (b) the signature of any Party on such document shall be considered as an original signature; (c) the document so transmitted (or the document of which the page containing the signature or signatures of one or more parties is transmitted) shall have the same effect as a counterpart thereof containing original signatures; and (d) at the request of a Party, if the other Party executed a document and transmitted such document by facsimile machine, telecopier or electronic mail (in PDF form), shall provide such original document to the requesting Party. No Party may raise as a defense to the enforcement of this Agreement or any other document required to be delivered in accordance with its terms, including any amendment thereof, that a facsimile machine, telecopier or electronic mail was used to transmit a signature of that Party or the other Party on the Agreement, other document, or amendment.

5.10 Expenses. Each Party will pay its own expenses in connection with the transactions contemplated hereby.

5.11 Brokerage. Each Party will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understanding made or claimed to have been made by such Party with any third party.

5.12 Construction, Etc. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore,

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waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” (vi) the word “or” shall be disjunctive but not exclusive; and (vii) the word “agreement” shall mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

5.13 Lock-Up. In connection with the Company’s initial public offering of securities, for a period of not more than 180 days following the effective date of the registration statement relating to such initial public offering or for such shorter period requested by the underwriters in such initial public offering, the Purchaser hereby agrees not to sell publicly any shares of capital stock owned (beneficially or of record) by the Purchaser or any other shares of Common Stock (including, without limitation, the Warrant Shares), without the prior written consent of such underwriters; provided, however, that (a) all persons selling shares of Common Stock in such offering, all persons holding in excess of 1% of the capital stock of the Company on a fully-diluted basis and all executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under circumstances that are substantially similar to the provisions of this Section 5.13; (b) such agreement only applies to the first such registration statement of the Company including securities to be sold on its behalf to the public in an underwritten offering; (c) any discretionary waiver or termination of the restrictions of such agreements by the Company or the managing underwriter shall apply to all persons subject to such agreements pro-rata based on the number of shares of Common Stock subject to such agreements; and (d) shares of Common Stock purchased in the open market or from the several underwriters on or after the date of the effectiveness of such registration statement shall not be restricted from transfer under such agreements. The Company may impose stop-transfer instructions with respect to the any shares of the Company’s capital stock owned (beneficially or of record) by the Purchaser to enforce the provisions of this Section 5.13. The provisions of this Section 5.13 shall be binding upon any transferee or assignee of any shares of capital stock owned (beneficially or of record) by the Purchaser.

[Remainder of Page Intentionally Left Blank]

Signature Page to Warrant Purchase Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY: ALLOZYNE, INC.

By:	/s/ CARL WEISSMAN
Name:	CARL WEISSMAN
Title:	PRESIDENT

PURCHASER: SIGMA-ALDRICH CO.

By:	/s/ [*]
Name:	[*]
Title:	[*]

Address:	3050 Spruce Street St. Louis, Missouri 63103

*Confidential Treatment Requested.

Exhibit A

Form of Warrant

See attached pages.